UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13G-A
                                 (Rule 13d-102)

             Information Statement Pursuant to Rules 13d-1 and 13d-2
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*


                         Marine Drilling Companies, Inc.
        ----------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
        ----------------------------------------------------------------
                         (Title of Class of Securities)


                                    568240204
                          -----------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                Page 1 of 4 Pages

-------------------------                           ---------------------------
|CUSIP NO. 568240204    |           13G            |   Page  2  of   4  Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Aeneas Venture Corporation                                         |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Delaware                                                           |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 0 shares                                 |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | --                                       |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 0 shares                                 |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | --                                       |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 0 shares                                                            |
|--------|- -------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|- -------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 0%                                                                  |
|--------|- -------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | EP                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                                Page 2 of 4 Pages

                                  SCHEDULE 13G
                                  ------------

Item 1(a) Name of Issuer:
               Marine Drilling Companies, Inc.

     1(b) Address of Issuer's Principal Executive Offices:
               One Sugar Creek Center Blvd.
               Suite 600
               Sugar Land, TX 77478

Item 2(a) Name of Person Filing:

               Aeneas Venture Corporation

     2(b) Address of Principal Business Office or, if none,
               Residence:
                    c/o Harvard Management Company, Inc.
                    600 Atlantic Avenue
                    Boston, MA 02210

     2(c) Citizenship:
               Delaware

     2(d) Title of Class of Securities:
               Common Stock

     2(e) CUSIP Number:
               568240204

Item 3    If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b):
               The entity filing is a wholly-owned subsidiary of the endowment fund of Harvard University.

Item 4(a) Amount beneficially owned:
               0 shares

     4(b) Percent of Class:
               0%

     4(c) Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote:
               0 shares

          (ii) shared power to vote or to direct the vote:
               ------

                                Page 3 of 4 Pages

          (iii) sole power to dispose or to direct the disposition of:
               0 shares

          (iv) shared power to dispose or to direct the disposition of:
               ------

Item 5    Ownership of Five Percent or less of a Class:
               Not Applicable.

Item 6    Ownership of more than Five Percent on behalf of another person:
               This statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
               Not Applicable.

Item 8    Identification and Classification of Members of the Group:
               Not Applicable.

Item 9    Notice of Dissolution of Group:
               Not Applicable.

Item 10   Certification:

          By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

          After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


                                     AENEAS VENTURE CORPORATION


                                     By: /s/ Tami E. Nason
                                        ---------------------------------
                                        Name:  Tami E. Nason
                                        Title:  Authorized Signatory

February 12, 1997



                                Page 4 of 4 Pages